Exhibit 10.1

Payments to Directors

Non-employee directors of the Company are compensated on the following basis:

(1) Cash Compensation—(a) Non-employee directors are paid $90,000 of their annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the Torchmark Corporation 2011 Incentive Plan, as amended (2011 Plan) to receive an equivalent amount of market value stock options, restricted stock or restricted stock units (RSUs) or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2011 Plan; (b) The Lead Director receives an additional $40,000 annual retainer (effective October 1, 2014, prorated for 2014)in cash, payable in quarterly installments; (c) Annual Board committee chair retainers, payable in quarterly installments in cash, are $35,000 for the Audit Committee Chair (effective October 1, 2014, prorated for 2014) and $12,500 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee (effective October 1, 2014, prorated for 2014); and (d) Members of the Audit Committee (excluding the Chair) receive an additional annual Audit Committee Member Retainer of $12,500 (effective October 1, 2014, prorated for 2014), payable in cash quarterly; and

(2) Equity Compensation—Non-employee directors are paid $120,000 of their annual retainer in equity (effective January 1, 2015), either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director receives his or her annual equity compensation in the form of $120,000 of market value stock options awarded on the first NYSE trading day of each year.

Non-employee directors may currently elect to defer all of the cash portion of their annual retainer into an interest-bearing account pursuant to a timely election made under the director subplan. These accounts bear interest at non- preferential rates set from time to time by the Compensation Committee. Such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death.

Non-employee directors do not receive meeting fees or fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

Pursuant to the non-employee director sub-plan of the 2011 Plan, newly elected non-employee directors receive upon the date of their initial election to the Board $100,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Directors who are employees of Torchmark or its subsidiaries receive no compensation for Board service or for service as Co-Chairmen of the Board.